UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      September 1, 2016

BENEFITFOCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36061	46-2346314
(Commission File Number)	(IRS Employer Identification No.)

100 Benefitfocus Way, Charleston, South Carolina 29492

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code      (843) 849-7476

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 1, 2016, Benefitfocus, Inc. (the “Company”) and certain subsidiaries of the Company entered into a Waiver (the “Waiver”) to its Credit Agreement, dated as of February 20, 2015, as amended on June 16 and December 18, 2015 and March 24, 2016 (the “Credit Agreement”) with Silicon Valley Bank, as lender and the administrative agent and collateral agent, and several other lenders party thereto.

The Waiver provides for a waiver of (i) the minimum Liquidity requirements of Section 7.1(a) of the Credit Agreement as of July 31, 2016, and (ii) the payment of a higher rate of interest on the Obligations, as defined in the Credit Agreement, to the extent otherwise required prior to the date of execution of the Waiver. Section 7.1(a) requires the Company to maintain a minimum gross cash and cash equivalent balance at month-end. The Company has the ability to meet the requirement by borrowing under the Credit Agreement ahead of a month-end. As of the end of July 2016, the Company had borrowing capacity under the revolver of $54.8 million. From time to time the Company draws down and repays its borrowings under the Credit Agreement. In part in order to opportunistically reduce interest expense, during July the Company repaid a significant portion of its borrowings under the Credit Agreement. As a result, as of July 31, 2016, the Company’s cash balance was approximately $400,000 below the required minimum amount. The Company expects that as of August 31, 2016, it will be in full compliance with the terms of the Credit Agreement.

The description of the Waiver provided above is qualified in its entirety by reference to the full and complete terms of the Waiver which is filed as Exhibit 10.28 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.28	Waiver to Credit Agreement, dated as of September 1, 2016, by and among the Company, Benefitfocus.com, Inc. and BenefitStore, Inc., the several banks and other financial institutions or entities party thereto and Silicon Valley Bank, as administration agent and collateral agent for the lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFITFOCUS, INC.

Date: September 1, 2016	/s/ Raymond A. August
Raymond A. August
President and Chief Operating Officer